Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of June 28, 2013 (the “Effective Date”) and is between Cryoport, Inc., a Nevada corporation (the “Company”), with offices at 20382 Barents Sea Circle, Lake Forest, California 92630 and Jerrell W. Shelton (the “Executive”).

1. Employment, Duties and Agreements.

(a) The Company hereby wishes to continue the employment of the Executive, its Chief Executive Officer and President, and the Executive hereby accepts such positions and agrees to serve the Company in such capacity during the employment period described in Section 3 hereof (the “Employment Period”). The Executive shall have the normal duties, responsibility and authority implied by such position.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. However, it is understood that the Executive may serve on other Boards of Directors from time to time. The Executive agrees to notify the Board in writing prior to accepting an appointment to a Board of Directors of another company.

2. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $300,000.00 per annum (the “Base Salary”). Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) annually and subject to increase (but not decrease) as determined by the Compensation Committee in its sole and absolute discretion. At the Executive’s request, bonus opportunities will not be considered until the Company has reached a positive cash flow.

(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the Cryoport, Inc. 2011 Stock Incentive Plan (the “Plan”) and any other equity incentive plans that may be adopted by the Company from time to time in the amounts and at the times determined by the Compensation Committee.

(c) In addition to the periodic equity awards, under the Plan or non-qualified, that may be approved by the Compensation Committee from time to time as provided in Section 2(b), Executive shall be entitled to receive options to purchase 3,902,507 shares of common stock of the Company. By way of the option grants, 1/24th of the options shall vest immediately and become exercisable and 1/46th of the remaining options shall vest in equal monthly installments over the next forty-six months commencing July 5, 2013 and ending May 5, 2017 at which time they will be fully vested, provided that such vesting will be accelerated on the date that the Corporation files a Form 10-Q or Form 10-K indicating an income from operations for the Corporation in two consecutive fiscal quarters.

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(d) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other senior executive officers of the Company.

(e) During the Employment Period, the Company shall provide the Executive $200 per month as reimbursement for the expense of maintaining his office at 980 Overton Lea Road, Nashville, TN 37220, in the state of his residence. In addition, the Company shall pay for all reasonable business related travel expenses of Executive, including, but not limited to, travel to and from Executive’s residence in Tennessee to the Company’s location in Lake Forest, California, San Diego, California or any other location it may occupy in the future.

(f) During the Employment Period, the Executive shall be entitled to paid vacation time in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(g) During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

3. Employment Period. The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the Effective Date, and, unless terminated earlier as provided herein, shall terminate four (4) years thereafter, on May 4, 2017. Executive shall be considered an “at-will” employee, which means that Executive’s employment may be terminated by the Company or by the Executive at any time for any reason or no reason at all. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the “Employment Period.” The Executive’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, after any accommodation required by law, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iii) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure.

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4. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12(a).

(b) Date of Termination. For purposes of this Agreement, the term “Date of Termination” shall mean: (i) if the Executive’s employment is terminated pursuant to Section 3(a), the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(b), the date that is thirty (30) days after the delivery of the Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period; (iii) if Executive’s employment is terminated pursuant to Section 3(c), immediately upon the delivery of the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Benefits.

(a) Payments. In the event the Company or Employee terminates Executive’s employment without cause during the Employment Period the Executive shall be entitled to: (i) any accrued but unused vacation; (ii) Base Salary through the Date of Termination (to the extent not theretofore paid); (iii) the continuation of Base Salary (as in effect immediately prior to the termination) for three (3) months following the Date of Termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, and which shall begin on the first payroll period immediately following the date on which the general release and waiver described in Section 5(e) becomes irrevocable; and (iv) one-half of the options previously granted to Executive and not currently vested will become fully vested and exercisable as of the Date of Termination. For example, if Executive has 1,000,000 unvested options as of the Date of Termination, 500,000 will become fully vested and exercisable.

(b) Continued COBRA Benefit. In addition to the payments described in Section 5(a), if Executive’s employment is terminated by the Company during the Employment Period and if Executive timely elects to continue to receive continued coverage under the Company’s group health plans in accordance with COBRA, such continued coverage shall be provided to Executive, at the Company’s full expense, until the earlier of: (i) the date the Executive receives group health benefits from another employer; or (ii) the one-year anniversary of the Date of Termination.

(c) Death, Disability, Cause. In the event Executive’s employment is terminated during the Employment Period: (i) due to death pursuant to Section 3(a); (ii) due to Disability pursuant to Section 3(b); or (iii) by the Company for Cause pursuant to Section 3(c); the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and his Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(c), the Company shall have no additional obligations under this Agreement.

(d) Change in Control. In the event the Company terminates the Executive’s employment, except if for “Cause” pursuant to Section 3(c) in which case only the terms of Section 3(a) apply, within twelve (12) months after a Change in Control (as defined in the Cryoport, Inc. 2011 Stock Incentive Plan), then, Executive shall be entitled to: (i) the continuation of Base Salary (as in effect immediately prior to the termination) for twelve (12) months following the Date of Termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, and which shall begin on the first payroll period immediately following the date on which the general release and waiver described in Section 5(e) becomes irrevocable; and (ii) notwithstanding any provision in this Agreement or any option grant agreement or other equity award agreement to the contrary, all options previously granted to Executive will become fully vested and exercisable as of the Date of Termination.

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(e) Release Agreement; Covenants. Notwithstanding the foregoing, the payments and benefits described in Sections 5(a) and 5(d) are subject to and conditioned upon the Executive executing (and not revoking) a general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors and are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants described in Sections 7 and 8 hereof. The release shall be provided to Executive prior to or on the Date of Termination and in no event more than five (5) days following the Date of Termination. Executive shall have either twenty one (21) or forty five (45) days (with the exact number of days to be specified by the Company in the release agreement) following the date on which the release is given to Executive to sign and return the release to the Company. Notwithstanding anything in this Agreement to the contrary, if the Company concludes, in the exercise of its discretion, that the payments described in Sections 5(a) or 5(d) are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the consideration period described in the release, plus the seven (7) day revocation period described in the release spans two (2) calendar years, the payments shall not begin until the second calendar year. Except as provided in this Sections 5(a) and 5(d), the Company shall have no additional obligations under this Agreement.

6. Arbitration; Legal Fees. Any controversy or dispute between the parties, whether arising out of or in connection with this Agreement or otherwise, shall be resolved in arbitration under the Federal Arbitration Act and before the American Arbitration Association (“AAA”) in accordance with then-current arbitration rules of AAA. In such arbitration, the arbitrator shall have no authority or power to amend, modify, or in any other way change any of the terms of this Agreement. All decisions of such arbitrator shall be final and binding upon both parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The administrative costs of the arbitration and the arbitrator’s fee shall be shared equally by the parties, unless the arbitrator orders otherwise. The prevailing party in any such arbitration or other proceeding is entitled to recover from the other party attorneys’ fees and costs associated with defending or prosecuting such arbitration or other proceeding, any appeal therefrom, and any ancillary or related proceedings.

7. Trade Secrets, Confidential Information and Inventions.

(a) Trade Secrets in General. During the course of Executive’s employment, Executive will have access to various trade secrets, confidential information and inventions of the Company as defined below.

(i) “Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by the Executive, which relates to the Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, (3) becomes generally available to the public by acts of the Executive necessary to performing duties associated with their job description, or (4) has been received lawfully and in good faith by the Executive from a third party who did not derive it from the Company.

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(ii) “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

(iii) “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This section includes not only information belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company or its employees during his employment and thereafter.

(b) Restriction on Use of Confidential Information. Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

(c) Non-Disclosure. Except as required by the performance of the Executive’s services to the Company under the terms of this Agreement, neither the Executive nor any of his agents or representatives, shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Company’s Trade Secrets, Confidential Information and/or Inventions as defined above.

(d) Use Restriction. Executive shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed. Executive shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the Board and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to the Company’s own employees having a need know. Executive shall promptly notify the Board of any items of Trade Secrets prematurely disclosed.

(e) Surrender Upon Termination. Upon termination of his employment with the Company for any reason, Executive will surrender and return to the Company all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the past, present or anticipated business of the Company, or any affiliate or subsidiary thereof. Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.

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(f) Prohibition Against Unfair Competition. At any time after the termination of his employment with the Company for any reason, Executive will not engage in competition with the Company while making use of the Trade Secrets of the Company.

(g) Patents and Inventions. The Executive agrees that any inventions made, conceived or completed by him during the term of his service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, shall be the sole and exclusive property of the Company. The Executive promises to assign such inventions to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Executive agrees to assign to the Company the Executive’s rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Executive agrees to disclose to the Company in confidence all inventions which the Executive makes arising out of the Executive’s service and all patent applications filed by the Executive within one year after the termination of his service. The Executive shall assist the Company in obtaining patents on all inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto.

8. Non-Solicitation. During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of their subsidiaries to perform services for any entity (other than the Company or its subsidiaries), or attempt to induce any such employee to leave the employment of the Company or its subsidiaries.

9. Non-Competition.

(a) During the course of Executive’s employment with the Company, Executive shall not directly or indirectly own any interest in (other than owning less than 5% of a publicly held company), manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, volunteer or otherwise), consult with, render services for or in any manner engage (whether or not during business hours) anywhere in the Restricted Territories (as defined below) in any business activity that is in any way competitive with the business or demonstrably anticipated business of the Company. Further, Executive will not during the course of his employment with the Company assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company anywhere in the Restricted Territories.

(b) “Restricted Territories” shall mean any state or territory in the United States or any other similar political subdivision in any state or foreign country in which the Company has done business or has actually investigated doing business or where its products and services are sold or distributed whether or not for compensation.

10. Non-Disparagement. The Executive shall not defame or disparage the Company, its affiliates and its officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company, its affiliates or its directors, members, officers or executives.

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11. Injunctive Relief. In the event that the Executive breaches any restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond or other security). If the Company institutes any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

12. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be in writing and given by (i) hand delivery to the other party, (ii) by registered or certified mail, return receipt requested, postage prepaid, or (iii) by nationally recognized overnight courier, with all fees prepaid, in each case addressed as follows:

If to the Company:

Cryoport, Inc.

20382 Barents Sea Circle

Lake Forest, CA 92630

or to such other address as any party hereto may designate by notice to the others. If notice or other communication is given as provided above delivery shall be effective (1) at the time of delivery, if by hand delivery, (2) four days after mailing, if by registered or certified mail, or (3) the day after mailing, if by nationally recognized overnight courier.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, incentive awards granted to the Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents).

(c) This Agreement may be amended only by an instrument in writing authorized by the Board of Directors and signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

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(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation,.

(h) The payments and other consideration to the Executive under this Agreement shall be made without right of offset.

(i) Notwithstanding anything set forth herein to the contrary, no amount or benefit payable pursuant to this Agreement on account of the Executive’s termination of employment shall be paid or provided prior to Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h)). Furthermore, and notwithstanding anything set forth herein to the contrary, if the Company concludes, in the exercise of its discretion, that the payments described in Sections 5(a) and 5(d) are subject to Section 409A of the Code, and if Executive is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of his “separation from service,” no amounts shall be paid to the Executive before the first day of the seventh month following Executive’s “separation from service” or, if earlier, the date of the Executive’s death. It is intended that: (i) the continuation of Base Salary described in Sections 5(a) and 5(d) qualify for the “separation pay” exception to Section 409A of the Code; (ii) the continued COBRA coverage described in Section 5(b) qualify for the medical benefits reimbursement exception to Section 409A set forth in Treasury Regulation Section 1.409A-1(b)(9)(v)(B); and (iii) each provision of this Agreement be interpreted, to the extent possible, consistent with that intent. Nevertheless, the Company cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, the Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A, without reducing the amounts of any benefits due to the Executive hereunder. Any expenses that are to be reimbursed pursuant to this Agreement shall: (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive; and (iii) not be subject to liquidation or exchange for any other benefit.

(j) By signing this Agreement, Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time, as a result of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations.

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(k) This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its principles of conflicts of law.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(m) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Cryoport, Inc.

/s/ Robert Stefanovich
Name: Robert Stefanovich
Title: Chief Financial Officer

At the direction of the Board of Directors

/s/ Jerrell W. Shelton
Jerrell W. Shelton

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